Exhibit 4.4

FIRST SUPPLEMENTAL INDENTURE

Dated as of June 10, 2020

Among

COGENT COMMUNICATIONS GROUP, INC.

the Guarantors party hereto

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

4.375% SENIOR NOTES DUE 2024

FIRST SUPPLEMENTAL INDENTURE, dated as of June 10, 2020 (this “Supplemental Indenture”), among COGENT COMMUNICATIONS GROUP, INC. (the “Company”), as issuer, the guarantors party hereto (the “Guarantors”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company, the Guarantors, the Trustee, Deutsche Bank AG, London Branch, as paying agent, and Deutsche Bank Luxembourg S.A., as registrar and authentication agent, are party to an Indenture, dated as of June 25, 2019 (the “Indenture”), relating to the issuance from time to time by the Company of senior notes in series;

WHEREAS, pursuant to the Indenture, the Company initially issued €135.0 million of its 4.375% Senior Notes due 2024 (the “Initial Notes”);

WHEREAS, Section 9.01(12) of the Indenture provides that the Company may provide for the issuance of Additional Notes as permitted by Section 2.01 therein;

WHEREAS, the Company wishes to issue an additional €215.0 million of its 4.375% Senior Notes due 2024 as Additional Notes (as defined in the Indenture) under the Indenture (the “Additional Securities”);

WHEREAS, in connection with the issuance of the Additional Securities, the Company and the Guarantors have each duly authorized the execution and delivery of this Supplemental Indenture; and

WHEREAS, pursuant to Sections 2.01, 2.02, 4.03, 9.01 and 9.05 of, and the definition of “Additional Notes” in, the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1.       Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.       Additional Notes. As of the date hereof, the Company will issue the Additional Securities. The Additional Securities issued pursuant to this Supplemental Indenture constitute Additional Notes issued pursuant to Sections 2.01 and 2.02 of the Indenture and shall be consolidated with and form a single class with the Initial Notes previously established pursuant to the Indenture. The Additional Securities shall have the same terms and conditions in all respects as the Initial Notes, except that the issue date of the Additional Securities shall be June 10, 2020, the first interest payment date with respect to the Additional Securities shall be June 30, 2020 and the Additional Securities shall accrue interest from December 30, 2019. Subject to the foregoing, the Additional Securities shall be substantially in the form of Exhibit A to the Indenture.

3.       Aggregate Principal Amount. The aggregate principal amount of the Additional Securities that may be authenticated and delivered pursuant to this Supplemental Indenture shall be €215,000,000.

4.       Ratification and Reaffirmation of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture (including the Note Guarantees contained therein) is in all respects ratified and reaffirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee does not make any representation or warranty as to the validity or sufficiency of this Supplemental Indenture or the Additional Securities or as to the accuracy of the recitals to this Supplemental Indenture.

5.       No Recourse Against Others. No director, officer, employee, incorporator, stockholder, member, manager or partner of the Company, any Subsidiary or any direct or indirect parent of the Company, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

6.       GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

7.       WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.       Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by facsimile, email or other electronic means shall be effective as delivery of a manually executed counterpart of this Supplemental Indenture.

9.       Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

COGENT COMMUNICATIONS GROUP, INC.

By:	/s/ David Schaeffer
	Name:	David Schaeffer
	Title:	President and Chief Executive Officer

COGENT COMMUNICATIONS HOLDINGS, INC.
Cogent Communications, Inc.
Cogent Communications of California, Inc.
COGENT COMMUNICATIONS OF D.C., INC.
COGENT COMMUNICATIONS OF FLORIDA, INC.
COGENT COMMUNICATIONS OF MARYLAND, INC.,
as Guarantors

By:	/s/ David Schaeffer
	Name:	David Schaeffer
	Title:	President and Chief Executive Officer

COGENT COMMUNICATIONS GROUP, INC., as sole member of each of

COGENT IH, LLC
COGENT WG, LLC,
as Guarantors

By:	/s/ David Schaeffer
	Name:	David Schaeffer
	Title:	Chief Executive Officer

[Cogent - Signature Page to Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joseph P. O’Donnell
	Name:	Joseph P. O’Donnell
	Title:	Vice President

[Cogent - Signature Page to Supplemental Indenture]